Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D Tel: 9644 9531 10 Anson road #13-09 International plaza Singapore-079903 Email: contact@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of JX Luxventure Limited (“the Company”) of our report dated May 13, 2022, relating to the consolidated financial statements of the Company as at and for the year ended December 31, 2021, which appear in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

We have served as the Company’s auditor since 2022.

Singapore

November 4, 2022